[On Chapman and Cutler LLP letterhead]
September 28, 2016
Destra Investment Trust
One North Wacker, 48th Floor
Chicago, Illinois 60606

Re:      Destra Investment Trust

Ladies and Gentlemen:
We have served as counsel for the Destra Investment Trust (the “Trust”), which proposes to offer and sell shares of its series (the “Shares”), Destra Flaherty & Crumrine Preferred and Income Fund and Destra Focused Equity Fund (the “Funds”), in the manner and on the terms set forth in Amendment No. 52 and Post-Effective Amendment No. 53 to its Registration Statement on Form N1A filed on or about September 28, 2016 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.
In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.
Based upon the foregoing, we are of the opinion that:
The Shares of the Funds may be issued from time to time in accordance with the Trust’s Declaration of Trust dated May 25, 2010 and the Trust’s ByLaws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Funds of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Funds, will be legally issued, fully paid and nonassessable, except that, as set forth in the Amendment, shareholders of the Funds may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-167073) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,
/s/_Chapman and Cutler LLP

Chapman and Cutler LLP